UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.	Entry into a Material Definitive Agreement

On March 10, 2016 (the “Closing Date”), Bellicum Pharmaceuticals, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), as agent and a lender, Hercules Technology II, L.P., as a lender and Hercules Technology III, L.P., as a lender, under which the Company borrowed $15.0 million on the Closing Date and may borrow an additional $5.0 million on or prior to September 15, 2016. Subject to the terms and conditions of the Loan Agreement, including approval by Hercules’ investment committee, and the Company’s achievement of specified milestones in the Loan Agreement (the “Milestones”), the Company may borrow an additional $10.0 million through March 15, 2017. The Company intends to use the proceeds received under the Loan Agreement for the build out of manufacturing facilities and general corporate purposes.

The interest rate will be calculated at a rate equal to the greater of either (i) 9.35% plus the prime rate as reported in The Wall Street Journal minus 3.50%, and (ii) 9.35%. Payments under the Loan Agreement are interest only for 18 months from the Closing Date, extendable to 24 months upon the Company achieving the Milestones. The interest only period will be followed by equal monthly payments of principal and interest amortized over a 30 month schedule through the maturity date of March 1, 2020 (the “Loan Maturity Date”); provided that if the Milestones are achieved, the Company will make equal monthly payments of principal and interest amortized over a 24 month schedule through the Loan Maturity Date. The remaining principal balance will be due and payable on the Loan Maturity Date. In addition, upon the Loan Maturity date or such earlier date specified in the Loan Agreement, a final payment equal to $1,216,250, plus, subject to and contingent on the funding of the additional $5.0 million loan advance , $173,750; plus, subject to and contingent on the funding of the additional $10.0 million loan advance, $695,000. The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property.

If the Company prepays the loan, including interest, prior to December 31, 2016, there will be no prepayment penalty. If the Company prepays the loan, including interest, after January 1, 2017 but prior to the date that is 24 months following the Closing Date, it will pay Hercules a prepayment charge based on a prepayment fee equal to 2.00% of the amount prepaid; if the prepayment occurs thereafter, it will pay Hercules a prepayment charge based on a prepayment fee equal to 1.00% of the amount prepaid. The prepayment charge is also applicable upon the occurrence of a change of control of the Company.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any financial maintenance covenants, and also includes standard events of default, including payment defaults. Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balance and Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, including the exhibits thereto, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated:	March 11, 2016	By:	/s/ Alan Musso
Alan Musso
Chief Financial Officer and Treasurer